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                                                                      EXHIBIT 5


                 [Elias, Matz, Tiernan & Herrick L.L.P. letterhead]

                                 December 13, 1996


Board of Directors
PennFirst Bancorp, Inc.
600 Lawrence Avenue
Ellwood City, Pennsylvania  16117

    Re:  Registration Statement on Form S-4
         1,315,000 Shares of Common Stock

Ladies and Gentlemen:

    We have acted as special counsel to PennFirst Bancorp, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 1,315,000 shares of the Company's common stock, $.01 par value per share (the "Shares"), in connection with the proposed merger of Troy Hill Bancorp, Inc. with and into the Company, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

    Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and exchanged in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement, and we consent to the use of our name under the headings "The Merger - Certain Federal Income Tax Consequences" and "Legal Opinions" in the Joint Proxy Statement/Prospectus constituting a part thereof.

                                  ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                                  By: /s/ Jeffrey D. Haas
                                      Jeffrey D. Haas, a Partner